EXHIBIT  10.1

SEVERANCE PROTECTION SUPPLEMENT
TO THE CODIFICATION OF CONTRACT OF EMPLOYMENT

                        Severance Protection Supplement to the Codification of Contract of Employment made as of the 1st day of January, 2006 ("Supplement"), by and between OSG SHIP MANAGEMENT (GR) LTD., of Ajeltake Island, Majuro, Marshall Islands, having offices at 110 Vouliagmenis Ave and Ζamanou Str. Glyfada Athens, Greece ("OSG GR"), an affiliated company of Overseas Shipholding Group, Inc., a corporation incorporated under the laws of Delaware with its principal office at 666 Third Avenue, New York, New York 10017 (the "Company," and collectively with any of the Company's "parents", "subsidiaries" or "affiliated companies" (as such terms are defined in article 42E of Law 2190/1920) including OSG GR, the "OSG Companies"), and George Dienis (the "Executive").

                        1.       Term. The protection period under this Supplement (the "Protection Period") shall commence on January 1, 2006 and shall continue until terminated or modified unilaterally by OSG GR on not less than one (1) year's prior written notice to the Executive. Notwithstanding the foregoing, the Protection Period will terminate upon (i) the Executive's termination of employment due to death, Disability (as defined in Appendix A hereto), retirement, or resignation by the Executive for any reason or, (ii) OSG GR's termination of the Executive's employment with or without Cause (as defined in Appendix A hereto). Termination of the Protection Period for the Executive shall not impact (x) any of OSG GR's then existing obligations to make payments or provide benefits hereunder to the Executive as a result of the Executive's prior termination without Cause, or (y) the continuing obligations of the Executive under Section 6 hereof.

                        2.       Termination.

                        (a)      If, during the Protection Period as provided in Section 1 hereof, the Executive's employment with OSG GR is terminated by OSG GR without Cause (the date of any such termination, the "Termination Date") the Executive shall be entitled to the amounts provided in Section 3 as of the Termination Date.

                        (b)      For purposes of this Supplement, a termination without Cause shall be a termination by OSG GR other than for Cause or Disability; provided that neither a constructive termination nor a transfer of the Executive's employment from OSG GR to any of the other OSG Companies shall be treated as a termination without Cause.

                        3.       Severance Compensation. If, pursuant to Section 2, the Executive is entitled to the amounts and benefits under this Section 3, the Executive shall receive from OSG GR, (a) in a lump sum payable upon delivery of the Release referred to in Section 4 hereof, an amount equal to eighteen (18) months of the Executive's monthly base salary as in effect immediately prior to his termination pursuant to the Codification of Contract of Employment dated January 20, 2005, executed by and between OSG GR and the Executive (the "Contract of Employment") and (b) any earned but unpaid bonus for a previously completed fiscal year of the Company paid to the Executive in such year following the completed fiscal year of Company at such time as other executives of the Company receive their bonuses for such year.

                        4.       Acceptance Form and Release. Any and all amounts payable to the Executive pursuant to Section 3(a) shall only be payable if the Executive executes and delivers to OSG GR an Acceptance Form and Release in the form attached hereto as Appendix B (the "Release") discharging all claims of the Executive which may have occurred up to the Termination Date (with such changes therein as may be necessary to make it valid and encompassing under applicable law).

                        5.       No Duty to Mitigate/Set-off. If the Executive becomes entitled to the amounts payable in Section 3 above, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Supplement. The amounts due under Section 3 are inclusive, and in lieu of, any amounts payable pursuant to the Contract of Employment, any provisions under the laws of Greece ("Greek Law"), under any other salary continuation or cash severance arrangement of OSG GR and to the extent paid or provided under any other such arrangement shall be offset against the amount due hereunder.

                        6.       Confidentiality, Non-Competition, Non-Solicitation and Cooperation.

                        (a)      In consideration of this Supplement (during and after the Protection Period no matter how the Protection Period ends), the Executive agrees to the following:

                                   (i)       during the Executive's employment with OSG GR and thereafter, the Executive, directly or indirectly, shall not for any reason whatsoever, communicate or disclose to any unauthorized person, firm or corporation, or use for the Executive's own account, without the prior written consent of the Board of Directors of the Company, any proprietary processes, trade secrets or other confidential data or information of the OSG Companies concerning their businesses or affairs, accounts, products, services or customers, it being understood, however, that the obligations of this Section 6(a)(i) shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances in which the Executive is legally required to do so, provided that the Executive gives the Company prompt written notice of receipt of notice of any legal proceedings so as the Company has the opportunity to obtain a protective order, or (ii) become known to and available for use by the public other than by the Executive's wrongful act or omission;

                                   (ii)      during the Executive's employment with OSG GR and thereafter, the Executive shall fully cooperate with the OSG Companies or their counsel in connection with any matter, investigation, proceeding or litigation regarding any matter in which the Executive was involved during his employment with OSG GR or to which the Executive has knowledge based on his employment with OSG GR;

                                   (iii)     during the Executive's employment with OSG GR and for the one (1) year period thereafter, the Executive shall not participate, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within Greece) in a business in competition with any Material Business (as defined below) conducted by the OSG Companies as of the date of the termination of the Executive's employment ("Competitor"), provided, however, that such participation will not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company, (ii) engaging in any activity with, or for, a non-competitive division, subsidiary or affiliate of any Competitor, or (iii) any activity engaged in with the prior written approval of the Board of directors of the Company. A business shall be deemed to be a "Material Business" of the OSG Companies if it generated more than 5% of the revenues of the OSG Companies in the fiscal year ending immediately prior to termination of the Executive's employment or is projected to generate more than 5% of the revenues of the OSG Companies in the fiscal year of termination of the Executive's employment;

                                   (iv)      during the Executive's employment with OSG GR and for the two (2) year period thereafter, the Executive, shall not directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, induce, hire or retain any employee of the OSG Companies (or any person who had been such an employee in the prior six (6) months) to leave the employ of the OSG Companies or to accept employment or retention as an independent contractor with, or render services to or with any other person, firm, corporation or other entity unaffiliated with the OSG Companies or take any action to assist or aid any other person, firm, corporation or other entity in identifying, soliciting, hiring or retaining any such employee; provided, the Executive may serve as a reference after he is no longer employed by OSG GR, but not with regard to any entity with which he is affiliated or from which he is receiving compensation and this provision shall not be violated by general advertising not specifically targeted at employees of the OSG Companies;

                                   (v)       during the Executive's employment with OSG GR and for the one (1) year period thereafter, the Executive shall not solicit or induce any customer of the OSG Companies to purchase goods or services offered by the OSG Companies from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer;

                                   (vi)      during the Executive's employment with OSG GR and thereafter, the Executive shall not make any statement that disparage the OSG Companies or their employees, officers, directors, products or services. Notwithstanding the foregoing, truthful statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) by the Executive shall not be subject to this Section 6(a)(vi). In addition, traditional competitive statements made by the Executive which are not based on his employment with OSG GR shall not be deemed a violation of the foregoing if the Executive is in a competitive position; and

                                   (vii)     notwithstanding Clause 12 of the Contract of Employment, the Executive shall not resign from OSG GR for any reason within one hundred eighty (180) days from January 1, 2006.

                        (b)      Because OSG GR's remedies at law for a breach or threatened breach of any of the provisions of this Section 6 would be inadequate, in the event of such a breach or threatened breach by the Executive, in addition to any remedies at law, OSG GR shall be entitled to seek specific performance including provisional measures as provided by Greek Law.

                        7.       Employee Benefit Plans. The amounts and benefits specified in Section 3 hereof shall not be paid to the Executive as an employee and he shall not be eligible to participate in employee benefit plans maintained by OSG GR following the Termination Date applicable to him except as specifically provided herein. Amounts paid pursuant to Section 3 shall not be taken into account for purposes of determining contributions to or calculating accrued benefits under the employee benefit plans maintained by OSG GR.

                        8.       Amendment and Termination. OSG GR reserves the right to amend or terminate, in whole or in part, any or all of the provisions of this Supplement by action of its Board of Directors at any time and for any reason, provided that in no event shall any material amendment which reduces the Executive's right to payment and/or benefits under this Supplement or any termination of this Supplement be effective as to the Executive prior to the one (1) year anniversary such amendment or termination is adopted by the Board of Directors of OSG GR; provided that this Supplement shall cease to apply as provided in Section 11 hereof. Notwithstanding the foregoing, once the payments or benefits hereunder have commenced to be paid to the Executive, this Supplement may not be amended to reduce such benefits.

                        9.       Notices. Any notice or other communication required or permitted under this Plan shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the Hellenic mails. Notices and communications shall be delivered or sent to the following addresses:

                                       (a)        If to OSG GR, to:

                                                   OSG Ship Management (GR) Ltd
                                                   110 Vouliagmenis Ave and Zamanou Street,
                                                   166 74 Glyfada
                                                   Athens, Greece
                                                   Attention: President

                                                   with a copy to the Company at:

                                                   Overseas Shipholding Group, Inc.
                                                   666 Third Avenue
                                                   New York, New York 10017
                                                   Attention: President

                                       (b)        If to the Company, to the address shown above with a copy to
                                       OSG GR at the address shown above.

                                       (c)        If to the Executive, to his last shown address on the books of
                                       OSG GR.

                        10.      Withholding. Any payments made or benefits provided to the Executive under this Supplement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

                        11.      Non-Exclusivity of Rights. Nothing in this Supplement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, equity or other plan or program provided by the OSG Companies for which the Executive may qualify, nor shall anything herein (except Sections 4, 6 and 12) limit or otherwise prejudice such rights as the Executive may have under any other currently existing plan, agreement as to employment or termination from employment with OSG GR (including, without limitation, under the Contract of Employment) or statutory entitlements. Amounts that are vested benefits or those which the Executive is otherwise entitled to receive under any other plan or program of the OSG Companies, at or subsequent to the Termination Date applicable to the Executive, shall be payable in accordance with such other plan or program, except as otherwise specifically provided herein. Notwithstanding the foregoing, the Executive shall not be entitled to receive duplicative severance payments and benefits and, to the extent that he is entitled to severance payments and benefits under any other plan, agreement or under Greek law, he shall be entitled to the greater of the payments and benefits thereunder or hereunder but not under both; provided that, if the Executive is entitled to severance payments pursuant to the Contract of Employment, Section 12 hereof shall apply. Furthermore, upon the occurrence of a Change of Control as defined in the Change of Control Protection Supplement to the Codification of Contract of Employment dated as of January 1, 2006 between the Executive and OSG GR (the "Change of Control Supplement"), the provisions of this Supplement (including Section 6 hereof) shall terminate and cease to apply to the Executive if the Executive is covered by the provisions of the Change of Control Supplement.

                        12.      No Additional Rights. The Executive acknowledges that this Supplement is in addition to, and does not amend or alter, the Contract of Employment which shall remain in full force and effect and that any obligations undertaken by OSG GR in the context of this Supplement shall not in any way whatsoever be deemed as constituting a waiver on the part of OSG GR of any of its right under the Contract of Employment including, without limitation, its right to terminate the Contract of Employment without Cause or a limitation or confinement of such right; provided however, that during the Protection Period (i) Clause 10 of the Contract of Employment (with the exception of Clause 10.2 which remains in force) shall be replaced by Section 6 hereof and (ii) upon a termination of the Executive's employment by the Company without Cause, Clause 11 of the Contract of Employment shall be replaced by Sections 2 and 3 hereof. For the avoidance of doubt it is clarified that subject to the Contract of Employment and any other agreement between the Executive and OSG GR, OSG GR reserves the right to terminate the Executive's employment at any time with or without Cause and that, in case of termination of the Executive's employment with Cause, Clause 11 of the Contract of Employment shall apply. Upon expiration or by any other way whatsoever termination of this Supplement, to the extent replaced pursuant to this Section 12, clauses 10 and 11 of the Contract of Employment shall be restored ipso jure immediately and shall be binding upon the Executive and OSG GR.

                        13.      Governing Law. The construction, interpretation and administration of this Supplement shall be governed by Greek Law.

                        IN WITNESS WHEREOF, OSG GR has caused this Supplement to be duly executed and the Executive has hereunto set his hand as of the date first set forth above.

                                                          OSG SHIP MANAGEMENT (GR) LTD.
                                                          By: /s/Ian T. Blackley
                                                          Name: Ian T. Blackley
                                                          Title: Senior Vice President and Director

                                                          EXECUTIVE
                                                          /s/George Dienis
                                                          George Dienis

Appendix A

DEFINITIONS

As used in the Supplement, the following terms shall have the meanings set forth below:

                                   "Cause" shall mean: (I) the engaging by the Executive in willful misconduct either (x) involving the OSG Companies or their assets, business or employees, or (y) which is materially injurious to the OSG Companies economically or to the OSG Companies' reputation; (II) the filing of a criminal complaint against the Executive and/or the Executive's conviction or indictment for (or pleading guilty or nolo contendere to) (x) a felony, or (y) any other crime involving any financial or moral impropriety, or (z) any other crime which, in the determination of the Board of Directors of OSG GR would materially interfere with the Executive's ability to perform his services to OSG GR or in the determination of the Board of Directors of the Company would otherwise be materially injurious to the OSG Companies economically or otherwise; (III) the continued and substantial failure by the Executive to perform his duties with OSG GR (other than a failure resulting from the Executive's incapacity due to physical or mental illness or injury), which failure has continued for a period of at least ten (10) days after written notice thereof from OSG GR ; (IV) the breach by the Executive of any material provisions of any agreement between the Executive and OSG GR (including, without limitation, the Contract of Employment), which breach is not cured within ten (10) days after written notice thereof from OSG GR; or (V) the Executive's refusal to follow the legal written direction of the Board of Directors of OSG GR, the Board of Directors of the Company or, a more senior officer within five (5) business days of it being given, provided that the foregoing refusal shall not be "Cause" if the Executive, in good faith, believes that such direction is illegal and the Executive promptly so notifies the Board of Directors of OSG GR or the Board of Directors of the Company, as applicable, in writing. No act or failure to act by the Executive shall be deemed to be "willful" if he believed in good faith that such action or non-action was in or not opposed to the best interests of the OSG Companies.

                                   "Disability" shall mean, as to the Executive, the Executive's failure to perform his material duties and responsibilities as a result of physical or mental illness or injury for one hundred eighty (180) days (including weekends and holidays) during a three hundred sixty-five (365) day period.

Appendix B

ACCEPTANCE FORM AND RELEASE

Release

             1.                  I agree and acknowledge that the payments and other benefits provided pursuant to the Severance Protection Supplement to the Codification of Contract of Employment executed by and between myself and OSG Ship Management (GR) Ltd ("OSG GR"), effective as of January 1, 2006 (the "Supplement"): (i) are in full discharge of any and all liabilities and obligations of OSG GR to me, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, the Codification of Contract of Employment dated January 20, 2005, executed by and between myself and OSG GR (the "Contract of Employment"), policy, plan or procedure of Overseas Shipholding Group, Inc. (the "Company") or OSG GR and/or any alleged understanding or arrangement between me and the Company or OSG GR; and (ii) exceed any payment, benefit, or other thing of value to which I might otherwise be entitled under any policy, plan or procedure of the Company or OSG GR and/or any agreement between me and the Company or OSG GR (including, without limitation, the Contract of Employment).

             2.                  In consideration for the payments and benefits to be provided to me pursuant to the Supplement, I forever release and discharge OSG GR from any and all claims. This includes claims that are not specified in this Acceptance Form and Release (this "Release"), any claims relating to or arising out of my employment, the terms and conditions of such employment, the Contract of Employment, any salary claims including without limitation claims for any and all benefits, allowances, bonuses, prims, etc, any claims relating or arising out of the separation of such employment, and/or any of the events relating directly or indirectly to or surrounding the separation of that employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and any claim for attorneys' fees, costs, disbursements and/or the like. Notwithstanding anything herein to the contrary, the sole matters to which this Release does not apply are (i) the rights of indemnification and directors and officers liability insurance coverage to which I was entitled immediately prior to my termination; and (ii) my rights under any tax-qualified pension plan or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or OSG GR.

             3.                  I acknowledge that the termination of the Contract of Employment is lawful, valid and binding upon me and I hereby waive all my rights to contest its validity in the future for any reason whatsoever.

             4.                  This Release applies to me and to anyone who succeeds to my rights, such as my heirs, executors, administrators of my estate, trustees, and assigns. This Release is for the benefit of (i) OSG GR, (ii) the Company, (iii) any affiliated or related corporation or entity, (iv) any director, officer, employee, or agent of the Company or OSG GR or of any such affiliated or related corporation or entity, or (v) any person, corporation or entity who or that succeeds to the rights of the Company or OSG GR or of any such person, or affiliated or related corporation or entity.

George Dienis

Date: